Exhibit 99.1

NASDAQ: FOR RELEASE: DATE:	CHFC and BWFC IMMEDIATELY MAY 25, 2001

CONTACT:	CHEMICAL FINANCIAL CORPORATION Aloysius J. Oliver, President and Chief Executive Officer (989) 839-5350

BANK WEST FINANCIAL CORPORATION Ronald A. Van Houten, President and Chief Executive Officer or Kevin A. Twardy, Chief Financial Officer (616) 785-3400

CHEMICAL FINANCIAL CORPORATION SIGNS DEFINITIVE AGREEMENT
TO ACQUIRE BANK WEST FINANCIAL CORPORATION

          Midland, Michigan and Grand Rapids, Michigan -- Aloysius J. Oliver, President and CEO of Chemical Financial Corporation ("Chemical"), and Robert J. Stephan, Chairman, and Ronald A.Van Houten, President and CE O of Bank West Financial Corporation ("BWFC"), announced today that they have signed a definitive agreement for the acquisition of BWFC by Chemical. The acquisition will be accomplished through a merger of BWFC with a subsidiary of Chemical. In the merger, shareholders of BWFC will receive $11.50 cash for each share of BWFC common stock in a taxable transaction. The total value of the transaction is currently estimated at approximately $29.8 million.

          BWFC is a holding company headquartered in Grand Rapids, Michigan, with total assets of approximately $279 million, total deposits of $179 million and total stockholders' equity of $24 million, as of March 31, 2001. It is the parent company of Bank West, a Michigan stock savings bank. Bank West provides banking services through five offices located in Kent and Ottawa Counties.

          Chemical Financial Corporation is a multi-bank holding company headquartered in Midland, Michigan, with total assets of approximately $3.1 billion as of March 31, 2001. Chemical's four subsidiary banks operate 118 "Chemical Bank" offices and two loan production offices spread over 30 counties in the lower peninsula of Michigan. Upon completion of the

PRESS RELEASE
May 25, 2001

transaction, Chemical will have 123 banking offices, assets of approximately $3.3 billion, and will be the fourth largest bank holding company (based on assets) with headquarters in Michigan.

          Mr. Oliver stated, "Bank West is a strong organization with good prospects for the future. Combined with our acquisition of four bank branches from Old Kent Bank and Fifth Third Bank, the merger will provide Chemical with a strong base in the attractive West Michigan market. We believe Chemical's community bank philosophy will be well received and will permit Chemical to continue to provide the personal service that Bank West customers currently receive."

          According to Ronald A. Van Houten, "The merger with Chemical will permit us to offer to our customers a greater variety of banking products and financial services, such as trust services. This will enhance our ability to satisfy all of the financial services needs of our customers."

          The merger is subject to approval by BWFC shareholders, approval by banking regulators, and other customary conditions. It is expected to be completed during the fourth quarter of this year.

          Chemical Financial Corporation common stock is traded on The Nasdaq Stock Market under the symbol "CHFC" and Bank West Financial Corporation is traded on The Nasdaq Stock Market under the symbol " BWFC."

FORWARD LOOKING STATEMENTS

          When used in this press release or other public shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words "will," "expect," " continue," "anticipate," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Chemical and BWFC wish to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made, and to advise readers that various factors including regional and national economic conditions, changes in levels of market interest rates, credit risks of

PRESS RELEASE
May 25, 2001

lending activities and competitive and regulatory factors could cause actual results to differ materially from those anticipated or projected.

          The parties do not undertake, and specifically disclaim, any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

          BWFC will be filing relevant documents concerning the merger with the Securities and Exchange Commission ("SEC"). WE URGE INVESTORS TO READ THESE DOCUMENTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain the documents free of charge at the SEC's website, www.sec.gov. In addition, documents filed with the SEC by BWFC will be available free of charge from the Secretary of BWFC at 2185 Three Mile Road, N.W., Grand Rapids, Michigan 49544-1451, telephone (616) 785-3400. The directors and executive officers of BWFC may be deemed to be participants in the solicitation of proxies. The direct or indirect interests of such participants, by security holdings or otherwise, will be included in the proxy statement to be filed with the SEC. BWFC INVESTORS SHOULD READ THE PROXY STATEMENT AND OTHER DOCUMENTS TO BE FILED WITH THE SEC CAREFULLY BEFORE MAKING A DECISION CONCERNING THE MERGER.

# # #